SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                    FORM 8-K/A

                           Current Report Pursuant
                        To Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): July 28, 1998

                         NATIONAL VISION ASSOCIATES, LTD.
               ------------------------------------------------------
               (Exact Name of Registrant as Specified in Its Charter)

                                  Georgia
               ----------------------------------------------
               (State or Other Jurisdiction of Incorporation)

              0-20001                               58-1910859
       ------------------------      ---------------------------------------
       (Commission File Number)      (I.R.S. Employer Identification Number)


              296 Grayson Highway, Lawrenceville, Georgia       30045
             --------------------------------------------     ----------
             (Address of Principal Executive Offices)         (Zip Code)

                                    (770) 822-3600
               ----------------------------------------------------
               (Registrant's Telephone Number, Including Area Code)

                                        N/A
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On July 28, 1998, the registrant acquired all the issued and outstanding capital stock of Frame-n-Lens Optical, Inc. ("Frame-n-Lens"), which operates approximately 160 free-standing retail vision centers as well as approximately 130 retail vision centers located in Sam's Clubs and Wal-Mart stores. Frame-n-Lens also operates an optical laboratory and has its administrative offices in Fullerton, California. The registrant paid approximately $35,000,000 consisting of cash, the assumption of debt and related acquisition costs. The transaction was financed through the registrant's revolving credit facility. The sellers consisted of all owners of the common and preferred stock of Frame-n-Lens.
The registrant intends to continue to operate the optical laboratory as well as substantially all of the vision centers.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a) Financial Statements of Business Acquired

        Frame-n-Lens Optical, Inc. Consolidated Financial Statements

        Report of Independent Auditors                                  F-1

        Consolidated Balance Sheets for the years ended
          December 29, 1996 and December 28, 1997 and
          June 28, 1998 (Unaudited)                                     F-2

        Consolidated Statements of Operations for the years
          ended December 31, 1995, December 29, 1996, and
          December 28, 1997 and for the Six months ended
          June 29, 1997 and June 28, 1998 (Unaudited)                   F-3

        Consolidated Statements of Shareholders' Equity at
          December 31, 1995, December 29, 1996, December 28,
          1997 and June 28, 1998 (Unaudited)                            F-4

        Consolidated Statements of Cash Flows for the years
          ended December 31, 1995, December 29, 1996, December 28,
          1997; and for the Six Months Ended June 29, 1997 and
          June 28, 1998 (Unaudited)                                     F-5

        Notes to Consolidated Financial Statements for the
          Year Ended December 28, 1997 (Unaudited with respect
          to the periods ended June 29, 1997 and June 28, 1998)         F-6


    (b) Pro forma Financial Information

        Unaudited Pro Forma Condensed Consolidated Financial
            Data of National Vision Associates, Ltd. and
            Subsidiaries                                               PF-1

        Unaudited Pro Forma Condensed Consolidated
           Balance Sheet as of July 4, 1998                            PF-2

        National Vision Associates, Ltd. and Subsidiaries
           Notes to Unaudited Pro Forma Condensed Consolidated
           Balance Sheet as of July 4, 1998                            PF-3

        National Vision Associates, Ltd. and Subsidiaries
           Unaudited Pro Forma Condensed Consolidated
           Statement of Operations for the Year Ended
           January 3, 1998                                             PF-5

        National Vision Associates, Ltd. and Subsidiaries
           Unaudited Pro Forma Condensed Consolidated
           Statement of Operations for the Six Months
           Ended July 4, 1998                                          PF-6

        National Vision Associates, Ltd. and Subsidiaries
           Notes to Unaudited Pro Forma Condensed Consolidated
           Statement of Operations for the Six Months
           Ended July 4, 1998                                          PF-7

                     REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Frame-n-Lens Optical, Inc.

     We have audited the accompanying consolidated balance sheets of Frame-n-Lens Optical, Inc. as of December 29, 1996, and December 28, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 20, 1998, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 10, has been acquired. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frame-n-Lens Optical, Inc. at December 29, 1996 and December 28, 1997, and the consolidated results of its operations and its cash flows for each of for the three years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.

                         ERNST & YOUNG, LLP

Los Angeles, California
February 20, 1998, except for
     Note 10 as to which the date
     is July 25, 1998

                                        FRAME-N-LENS OPTICAL, INC.

                                        CONSOLIDATED BALANCE SHEETS

                                                                        December 29,  December 28,    June 28,
                                                                            1996          1997          1998
                                                                      -------------- ------------  ------------
                                                                                                   (Unaudited)
                                                      ASSETS(2)
 Current assets:
   Cash.............................................................. $    484,472   $    542,748  $    284,170
   Accounts receivable, net of allowance for doubtful accounts of
     $30,563 (December 29, 1996), $15,462 (December 28, 1997) and
     $20,105 (June 28, 1998).........................................      324,630        458,186       464,519
   Inventories:
     Frames, lenses and cases........................................    4,463,224      4,679,599     5,514,294
     Work in process and finished goods..............................      360,824        379,014       378,850
                                                                      ------------   ------------  ------------
                                                                         4,824,048      5,058,613     5,893,144
   Prepaid expenses and other current assets.........................      377,559        572,512       160,294
   Income tax receivable.............................................          ---        829,200       426,677
   Deferred income taxes.............................................      630,000        494,100       494,100
                                                                      ------------   ------------  ------------
         Total current assets                                            6,640,709      7,955,359     7,722,904
 Furniture, equipment and improvements, at cost:
   Store equipment and improvements..................................    9,159,937     11,543,894    11,449,381
   Lab equipment and improvements....................................    5,162,245      4,253,500     4,270,874
   Office furniture and equipment....................................    1,814,406      3,682,197     4,074,636
   Automobiles.......................................................       60,721         48,131        30,946
                                                                      ------------   ------------  ------------
                                                                        16,197,309     19,527,722    19,825,837
   Less accumulated depreciation and amortization
                                                                       (10,022,931)   (12,239,140)  (13,211,671)
                                                                      -------------  ------------  ------------
                                                                         6,174,378      7,288,582     6,614,166
 Goodwill, net of $2,312,110 (December 29, 1996), $3,185,829
   (December 28, 1997) and $3,622,689 (June 28, 1998) of
   accumulated amortization..........................................   10,797,647     10,134,406     9,750,492
 Deferred income taxes...............................................      196,000         76,000        76,000
 Other assets........................................................      493,449        143,448       132,482
                                                                      ------------   ------------  ------------
         Total assets                                                 $ 24,302,183   $ 25,597,795  $ 24,296,044
                                                                      ============   ============  ============

                                         LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
   Accounts payable.................................................. $  4,975,432   $  6,697,094  $  6,512,104
   Customer deposits.................................................    1,233,545      1,224,695     1,329,969
   Accrued compensation and related expenses.........................    4,207,964      3,726,966     3,801,110
   Deferred revenue..................................................    1,443,647      1,849,498     2,052,398
   Other current liabilities.........................................    2,771,811      3,144,302     3,566,648
   Current portion of bank credit line...............................          ---      1,157,877     1,643,248
   Current portion of capital lease obligations......................      660,083        397,102       279,597
   Current maturities of long-term debt..............................    1,327,484      5,431,827     4,647,497
                                                                      ------------   ------------  ------------
         Total current liabilities...................................   16,619,966     23,629,361    23,832,571
 Bank line of credit.................................................       83,418            ---           ---
 Long-term debt......................................................    3,860,723            ---       359,938
 Capital lease obligations...........................................      477,326         70,242           ---
 Commitments and contingencies
 Shareholders' equity:
   Preferred stock, $1,000 par value:
     Authorized shares - 5,042
     Issued and outstanding shares - 3,675 (December 29, 1996),
       3,823 (December 28, 1997) and 3,899 (June 28, 1998)
     Liquidation preference at $1,000 per share......................    3,675,000      3,823,000     3,899,000
   Common stock, no par value:
     Authorized shares - 1,546,000
     Issued and outstanding shares - 432,096 (December 29, 1996),
       424,615 (December 28, 1997) and 423,480 (June 28, 1998).......    2,471,219      1,956,984     1,879,825
   Redeemable warrants ..............................................      969,701      1,024,140       628,888
   Accumulated deficit ..............................................   (3,855,170)    (4,905,932)   (6,304,178)
                                                                      ------------   ------------  ------------
         Total shareholders' equity..................................    3,260,750      1,898,192       103,535
                                                                      ------------   ------------  ------------
         Total liabilities and shareholders' equity.................. $ 24,302,183   $ 25,597,795  $ 24,296,044
                                                                      ============   ============  ============

                                              See accompanying notes.


                                        FRAME-N-LENS OPTICAL, INC.

                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year ended                     Six months ended
                               ----------------------------------------- ------------------------
                               December 31,   December 29,  December 28,   June 29,      June 28,
                                   1995          1996          1997          1997          1998
                               ------------   -----------   -----------  -----------  ------------
                                                                                (Unaudited)
 Net sales..................... $71,895,523   $79,486,433   $78,370,815  $41,186,837  $ 38,890,403
 Cost of sales.................  28,550,548    28,454,098    28,632,435   14,800,460    13,837,225
                                -----------   -----------   -----------  -----------  ------------
 Gross profit..................  43,344,975    51,032,335    49,738,380   26,386,377    25,053,178
 Operating expenses:
   Selling, general and
      administrative...........  44,453,076    47,819,434    49,782,968   25,187,643    26,336,568
   Impairment of long-lived
      assets                      1,902,667           ---           ---          ---           ---
   Leasehold  abandonments          290,101           ---           ---          ---           ---
                                -----------   -----------   -----------  -----------  ------------
       Total operating
          expenses.............  46,645,844    47,819,434    49,782,968   25,187,643    26,336,568
                                -----------   -----------   -----------  -----------  ------------
 Operating income (loss).......  (3,300,869)    3,212,901       (44,588)   1,198,734    (1,283,390)
 Interest......................     974,278       851,696       803,735      380,963       464,799
                                -----------   -----------   -----------  -----------  ------------
 Income (loss) before
   income tax provision
   (benefit)................... (4,275,147)     2,361,205     (848,323)      817,771   (1,748,189)
 Income tax provision
   (benefit)...................        ---        959,000          ---       333,384      (30,691)
                                -----------   -----------   -----------  -----------  ------------
       Net income (loss)        $(4,275,147)  $ 1,402,205   $ (848,323)  $   484,387  $(1,717,498)
                                ===========   ===========   ==========   ===========  ===========

                                              See accompanying notes.


                                                            FRAME-N-LENS OPTICAL, INC.

                                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                         Total
                                           Common        Preferred      Redeemable     Accumulated    Shareholders'
                                            Stock          Stock         Warrants         Deficit         Equity
                                         ----------     ----------     -----------     -----------    -------------
 Balances at January 1, 1995.......      $2,871,828     $3,397,000     $ 1,048,000     $ (810,943)     $6,505,885
   Net loss .......................             ---            ---             ---     (4,275,147)     (4,275,147)
   Increase warrant to
      redemption value.............             ---            ---          91,827        (91,827)            ---
   Issuance of warrants to
      purchase 8,588 shares of
       stock ......................             ---            ---          17,176            ---          17,176
   Cumulative preferred
      dividends, 136 shares........             ---        136,000             ---        (136,000)           ---
   Repurchase of stock, 591
      shares.......................         (48,494)           ---             ---             ---        (48,494)
                                         ----------     ----------     -----------     -----------    -----------
 Balances at December 31,
   1995 ...........................       2,823,334      3,533,000       1,157,003      (5,313,917)     2,199,420
   Net income......................             ---            ---             ---       1,402,205      1,402,205
   Decrease warrant to
      redemption value.............             ---            ---        (198,542)        198,542            ---
   Issuance of warrants to
      purchase 5,620 shares of
      stock .......................             ---            ---          11,240             ---         11,240
   Cumulative preferred
      dividends, 142 shares........             ---        142,000             ---        (142,000)           ---
    Repurchase of stock,  4,557
      shares ......................        (352,115)           ---             ---             ---       (352,115)
                                         ----------     ----------     -----------     -----------    -----------
 Balances at December 29,
   1996............................       2,471,219      3,675,000         969,701      (3,855,170)     3,260,750
   Net loss........................             ---            ---             ---        (848,323)      (848,323)
   Increase warrant to
      redemption value.............             ---            ---          54,439         (54,439)           ---
   Cumulative preferred
      dividends, 148 shares........             ---        148,000            ---         (148,000)           ---
   Repurchase of stock, 7,577
      shares                               (514,235)           ---            ---              ---       (514,235)
                                         ----------     ----------     -----------     -----------    -----------
 Balances at December 28,
   1997............................      $1,956,984     $3,823,000     $ 1,024,140     $(4,905,932)   $ 1,898,192
   Net loss (unaudited)............             ---            ---             ---      (1,717,498)    (1,717,498)
   Decrease warrant to
      redemption value
      (unaudited)..................             ---            ---        (395,252)        395,252            ---
   Cumulative preferred
      dividends, 76  shares
      (unaudited)..................             ---         76,000             ---         (76,000)           ---
   Repurchase of stock,  2,026
      shares (unaudited)...........         (77,159)           ---             ---             ---        (77,159)
                                         ----------     ----------     -----------     -----------    -----------
 Balances at June 28, 1998
   (unaudited).....................      $1,879,825     $3,899,000     $   628,888     $(6,304,178)   $   103,535
                                         ==========     ==========     ===========     ============   ===========

                                              See accompanying notes.


                                            FRAME-N-LENS OPTICAL, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Year ended                           Six months ended
                                                -----------------------------------------     ---------------------
                                                December 31,   December 29,   December 28,    June 29,     June 28,
                                                    1995           1996           1997          1997         1998
                                                ------------   ------------   ------------    --------      -------
                                                                                                    (Unaudited)
 OPERATING ACTIVITIES
 Net income (loss).....................        $ (4,275,147)   $ 1,402,205    $  (848,323)  $  484,387  $ (1,717,498)
                                               ------------    -----------    -----------   ----------  ------------
 Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
   Charge for long-lived asset
     impairment.........................          1,902,667            ---            ---          ---           ---
   Goodwill amortization................            873,917        873,917        873,719      437,860       436,860
   Depreciation and amortization........          2,757,352      1,945,864      2,172,058      962,966       972,531
   Loss on disposition of furniture,
     equipment and improvements.........            374,990         39,717         76,645          ---        17,164
   Deferred income taxes................           (201,000)        90,000        255,900          ---           ---
   Reserve for inventories..............            100,000            ---            ---          ---        75,000
   Changes in operating assets and
     liabilities:
     Accounts receivable................           (158,912)        62,385       (133,556)    (328,188)       (6,333)
     Inventories .......................           (505,667)      (455,299)      (234,562)    (509,818)     (909,531)
     Prepaid expenses and other
       current assets...................            (26,582)      (195,661)      (194,953)     188,004       412,218
     Income tax receivable..............                ---            ---       (829,200)         ---       402,523
     Other assets.......................            282,226        (41,746)        51,494      265,213       (41,951)
     Accounts payable and other
       current liabilities..............          1,599,239     (1,144,824)     2,094,153    1,034,564       237,356
     Customer deposits..................            404,095        (56,343)        (8,850)     (49,421)      105,274
     Accrued compensation and
       related expenses.................            517,726      1,392,578       (480,998)    (879,374)       74,144
     Deferred revenue...................            394,675        616,074        405,851      280,224       202,900
                                               ------------     ----------     ----------   ----------   -----------
          Net cash provided by
            operating activities........          4,039,579      4,528,867      3,199,378    1,886,417       260,657
 INVESTING ACTIVITIES
 Purchase of furniture, equipment
   and improvements.....................         (3,583,339)    (1,455,901)    (3,273,881)  (1,755,566)     (315,279)
                                               ------------     ----------     ----------   ----------   -----------
 Net cash used in investing activities           (3,583,339)    (1,455,901)    (3,273,881)  (1,755,566)     (315,279)
 FINANCING ACTIVITIES
 Principal payments on capital
   lease obligations....................           (599,899)      (753,576)      (670,065)    (352,954)     (187,747)
 Proceeds from long-term debt...........                ---      5,000,000      1,249,992          ---           ---
 Repayment of long-term debt............         (2,202,732)    (5,039,962)    (1,334,192)    (530,346)     (424,392)
 Net (payments) proceeds from bank
   line of credit.......................          1,639,833    (1,109,165)      1,074,459      585,451       485,371
 (Repayment of) proceeds from note
   payable to shareholders..............            750,000      (750,000)            ---          ---           ---
 Purchase of treasury stock.............            (48,494)      (81,441)       (187,415)    (61,354)       (77,188)
                                               ------------    -----------     ----------   ----------  ------------
          Net cash provided by (used
            in) financing activities....           (461,292)   (2,734,144)        132,779    (359,203)     (203,956)
                                               -------------   ----------      ----------   ----------  -----------
 Increase (decrease) in cash............             (5,052)       338,822         58,276    (228,352)     (258,578)
 Cash at beginning of year..............            150,702        145,650        484,472     484,472       542,748
                                               ------------    -----------    -----------   ---------   -----------
 Cash at end of period..................       $    145,650    $   484,472    $   542,748   $ 256,120   $   284,170

                                               ============    ===========    ===========   =========   ===========
 SUPPLEMENTAL DISCLOSURES OF CASH
    FLOW INFORMATION
 Cash paid during the year for:
   Interest.............................       $    886,000    $   652,000    $   686,000   $ 349,000   $   376,000
   Income taxes.........................            112,000        904,000        532,000     303,000           ---

The Company acquired approximately $732,000, $556,000, $0, $0 and $104,000 in equipment under capital leases and issued 136, 142, 148, 73 and 76 shares of preferred stock as dividends for the years ended December 31, 1995, December 29, 1996, December 28, 1997, and six months ended June 29, 1997, and June 28, 1998, respectively.

                                              See accompanying notes.

                      Frame-n-Lens Optical, Inc.

               Notes to Consolidated Financial Statements
                              December 28, 1997
(Unaudited with respect to the periods ended June 29, 1997 and June 28, 1998)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Frame-n-Lens Optical, Inc. (the "Company") sells eyeglasses from 159 California retail stores which it owns and operates. One of the Company's wholly owned subsidiaries, Family Vision Centers, Inc. ("FVC") sells eyeglasses from 130 retail stores that are located in the Sam's Club and Wal-Mart retail chains within the United States. The
Company's fiscal year end is the Sunday nearest December 31.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

  The interim financial statements as of June 29, 1997 and June 28, 1998 and for each of the six months then ended, have been prepared on the same basis as the audited financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included in the unaudited financial statements. The results for the six months ended June 28, 1998 are not necessarily indicative of the results to be expected for the full year and for any other interim period.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

ACCOUNTING ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

  The Company collects deposits from customers in advance of filling orders and recognizes the related revenues on product sales upon delivery to the customer. Additionally, the Company defers revenue received on sales of separately priced warranties and recognizes the revenue on a straight-line basis over the warranty period.

ADVERTISING COSTS

  Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 1995, December 29, 1996, and December 28, 1997, was approximately $3,263,000, $5,078,000, and $5,386,000, respectively.

INVENTORIES

  Inventories are stated at the lower of cost or market, with cost determined by approximating the first-in, first-out method.
Approximately 12% ($2,964,000), 9% ($2,460,000) and 11% ($3,140,000),
of total purchases were acquired from one vendor during 1995, 1996 and 1997 fiscal years, respectively.

                      Frame-n-Lens Optical, Inc.

          Notes to Consolidated Financial Statements -- (Continued)

GOODWILL

  The cost in excess of fair value of assets acquired resulted from the acquisition of FVC and is being amortized on a straight-line basis over 15 years.

DEPRECIATION AND AMORTIZATION

  Depreciation of furniture and equipment is provided on the straight-line method over their estimated useful lives (primarily five years). Leasehold improvements are amortized over the shorter of the lease term or useful life.

INCOME TAXES

  The Company accounts for income taxes under the liability method required by FASB Statement 109. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amount used for income tax purposes. Tax bases of assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ASSET IMPAIRMENT

  The Company adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

RECLASSIFICATIONS

  Certain balances from the December 31, 1995 and December 29, 1996, financial statements have been reclassified to conform to the December 28, 1997, presentation.

STOCK-BASED COMPENSATION

  The Company has elected to continue to account for stock-based compensation plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Management has determined that the effect of applying Financial Accounting Standards Board Statement No. 123's fair-value method to the Company's stock-based compensation plans results in net income that is not materially different from amounts reported. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                      Frame-n-Lens Optical, Inc.

          Notes to Consolidated Financial Statements -- (Continued)


2. BANK FINANCING

  Long-term debt consists of the following:

                                                     December 29,    December 28,
                                                         1996            1997
                                                     -----------    -------------
 Bank line of credit ..............................  $    83,418     $  1,157,877
 Term loan to bank.................................    4,791,668        4,833,333
 Other ............................................      396,539          598,494
                                                     -----------     ------------
                                                       5,271,625        6,589,704
 Less amounts due within one year .................   (1,327,484)      (6,589,704)
                                                     -----------     ------------
                                                     $ 3,944,141     $        ---
                                                     ===========     ============

  The Company maintains a credit facility with a bank (the "Credit Facility"), providing for a line of credit and a term loan. The Credit Facility, as amended, currently consists of a $2,300,000 line of credit and a $5,000,000 term loan. The Credit Facility is secured by substantially all of the Company's assets. The loan agreements contain certain restrictive covenants, including limitations on capital expenditures, compensation to shareholders and incurrence of new debt, and requirements to maintain certain financial ratios. At December 28, 1997, the Company was in violation of certain of the covenants.

  The line of credit matures on May 1, 1998, with interest payable monthly at prime (8.5% at December 28, 1997), plus 4% and principal due at maturity. The line of credit has $1,157,877 outstanding at December 28, 1997, and has been included in the current maturities of long-term debt on the balance sheet. The $5,000,000 term loan also matures May 1, 1998, with interest payable monthly at prime (8.5% at December 28, 1997), plus 1%.

3. STOCK PURCHASE WARRANT

  In connection with the financing obtained originally on March 31, 1989, for the establishment of an Employee Stock Option Plan, the Company issued a stock purchase warrant to a bank to purchase 3% of the Company's outstanding common stock (including the warrant shares) on the date the warrant is exercised at a purchase price of $.01 per share. The warrant may be exercised at anytime through March 31, 1999. Effective March 31, 1994, the warrant holder may request the Company to repurchase the warrant at its fair market value on the date exercised, payable in twelve quarterly installments. The Company has changed the value of the warrant from the value assigned at the date of issuance to the highest redemption price, which is estimated by management to be $82, $68, and $78 at December 31, 1995, December 29, 1996, and December 28, 1997, respectively, and is based upon a valuation of the Company as of December 31, 1994, December 31, 1995 and December 31, 1996, respectively. This resulted in a charge/(credit) to accumulated deficit of $91,827 at December 31, 1995, $(198,542) at December 29, 1996 and $54,439 at December 28,
1997.

                      Frame-n-Lens Optical, Inc.

          Notes to Consolidated Financial Statements -- (Continued)

   In accordance with a term note payable which was repaid in full during 1996, the Company issued warrants to purchase 8,588 and 5,620 shares of common stock during the years ended December 31, 1995 and December 29, 1996. There were warrants outstanding to purchase 17,042 shares of Common Stock, Series D, at December 29, 1996 and December 28, 1997, respectively.

4. EMPLOYEE BENEFIT PLANS

  The Company maintains an Employees' 401(k) Plan and
Health/Disability Plan (the "401(k) Plan") covering substantially all employees. Under the 401(k) Plan, employees may elect to contribute a portion of their wages to a retirement fund. The Company, at its discretion, may make contributions to the 401(k) Plan, which are allocated among the participants. The Company made no contributions for the years ended December 31, 1995, December 29, 1996 and December 28, 1997.

  The Company has an Employee Stock Ownership Plan (the "ESOP") which provides employees an opportunity to participate and share in the growth of the Company through stock ownership. All full-time employees who are at least 18 years of age are eligible to participate in the ESOP as of their initial date of employment, provided they have completed four months of employment by the end of the ESOP year. There was no contribution expense for the years ended December 31, 1995, December 29, 1996 and December 28, 1997.

  At the option of the participants, the Company may purchase shares from the participant who is withdrawing from the plan. During 1995, 1996 and 1997, the Company repurchased 591, 4,557 and 7,577 shares, respectively, from participants who withdrew from the plan at either $68 or $82 per share, and recorded notes payable in original amounts of $0, $284,450 and $395,488, respectively. Repurchased shares are redeemed and treated as authorized but unissued shares.

5. INCOME TAXES

  Significant components of the provision (benefit) for income taxes attributable to operations are as follows:

                               December 31,   December 29,   December 28,
                                   1995           1996           1997
                               ------------   ------------   ------------
 Current:
   Federal.........             $  139,000     $  711,000      $ (261,500)
   State...........                 62,000        158,000           1,900
                                ----------     ----------      ----------
                                   201,000        869,000        (259,600)
 Deferred:
   Federal........              (1,314,000)        51,000          (6,900)
   State..........                (391,000)        39,000         (13,200)
                                ----------     ----------      ----------
                                (1,705,000)        90,000         (20,100)
 Valuation allowance ..........  1,504,000            ---         279,700
                                ----------     ----------      ----------
                                $      ---     $ 959,000       $      ---
                                ==========     =========       ==========

                      Frame-n-Lens Optical, Inc.

          Notes to Consolidated Financial Statements -- (Continued)

Significant components of the Company's deferred tax assets and tax liabilities are as follows:

                                                                      December 29,   December 28,
                                                                          1996          1997
                                                                      ------------   -----------
 Deferred tax assets:

   Accrued expenses not currently deductible for tax.................  $1,812,000    $1,981,700
   Assets impaired...................................................     748,000       748,000
   Other, net........................................................     123,000       188,200
                                                                       ----------    ----------
 Total deferred tax assets...........................................   2,683,000     2,917,900
 Deferred tax liabilities:
   Goodwill..........................................................    (181,000)     (167,300)
   Tax depreciation in excess of book depreciation...................     (18,000)     (219,000)
   Expenses deducted for tax.........................................    (154,000)     (177,800)
                                                                       ----------    ----------
 Total deferred tax liabilities......................................    (353,000)     (564,100)
                                                                       ----------    ----------
 Net.................................................................   2,330,000     2,353,800
 Valuation allowance.................................................  (1,504,000)   (1,783,700)
                                                                       ----------    ----------
                                                                       $  826,000    $  570,100
                                                                       ==========    ==========

6. CAPITAL STOCK

  Shares authorized under the Company's articles of incorporation amount to 1,551,042 and are allocated to five series as of December 28, 1997, as follows:

                                                       Authorized
                                                       ----------

 Series A Preferred...................................    5,042
 Series A Common......................................  500,000
 Series B Common......................................  500,000
 Series C Common......................................  500,000
 Series D Common......................................   46,000

  Series A Preferred shareholders are entitled to receive dividends (the Dividends) at the rate of $40.00 (4%) per share per annum out of any funds legally available prior, and in preference, to (i) the declaration or payment of a dividend (other than a dividend payable in common stock) on the common stock of the Company, or (ii) a redemption or repurchase of the common stock of the Company. The Dividends accumulate daily from the date of issuance and are payable semiannually beginning six months after the date that the Series A Preferred is first issued by the Company and continuing on each six-month anniversary thereafter. The payment of such dividends may be made in cash or by issuing additional Series A Preferred shares.

  Series A Preferred shareholders shall be entitled to receive $1,000 per share prior and in preference to distribution of any of the assets or surplus funds of the Company to the holders of the common stock.

                      Frame-n-Lens Optical, Inc.

          Notes to Consolidated Financial Statements -- (Continued)

  Series A and B Common shareholders shall be entitled to one vote for each share of stock held, and shall each be entitled to elect two members of the Board of Directors. Series A preferred and Series C and D Common shareholders have no voting rights, and Series C and Series D Common shares are convertible into Series A and Series B Common shares upon a change of control of the Company.

  In connection with the acquisition of FVC in 1994, 2,947 shares of common stock were placed in escrow as collateral for a note from certain former FVC shareholders which resulted from their indemnification of liabilities and net worth of FVC in the acquisition.

7. COMMITMENTS AND CONTINGENCIES

   Commitments
   -----------

  The Company leases office, manufacturing and retail store facilities under operating lease agreements. The minimum annual rents for most of these leases are subject to increases based on changes in the Consumer Price Index. Additionally, most leases have renewal options, and several leases are subject to contingent rents based upon a percentage of sales. The amount of rent based upon a percentage of sales (included in rent expense) is approximately $2,048,000, $2,805,000 and $2,592,000 for the years December 31, 1995, December 29, 1996 and December 28, 1997, respectively.

  Minimum future lease payments under capital leases and noncancelable operating leases with an initial term of one year or more and future minimum capital lease payments at December 28, 1997, are approximately as follows:

                                                      Capital   Operating
                                                       Leases     Leases
                                                     --------- -----------

 1998  .........................................     $424,335  $ 4,767,000
 1999  .........................................       67,786    4,013,000
 2000  .........................................          ---    3,312,000
 2001  .........................................          ---    2,813,000
 2002  .........................................          ---    2,460,000
 Thereafter ....................................          ---    4,361,000
                                                     --------  -----------
           Total minimum lease payments.........      492,121  $21,726,000
                                                               ===========
 Less amount representing interest .............       24,777
                                                     --------
 Present value of minimum capital lease payments
 (including current portion of $397,102) .......     $467,344
                                                     ========

  Rent expense under operating leases approximated $7,835,000, $8,335,000 and $7,543,615 for the years ended December 31, 1995,
December 29, 1996 and December 28, 1997, respectively.

                      Frame-n-Lens Optical, Inc.

  During the years ended December 29, 1996, and December 28, 1997, the Company entered into several capital leases for lab and computer equipment. Total cost and accumulated amortization related to assets under capital leases amounted to $3,143,555 and $2,216,649, respectively, at December 29, 1996, and $1,453,715 and $805,313, respectively, at December 28, 1997. Amortization of assets recorded under capital leases is included in depreciation expense.

   Contingencies
   -------------

  There are certain legal actions pending against the Company which have arisen in the normal course of operations. In the opinion of management, after consultation with counsel, the ultimate resolution of such actions is not expected to have a significant effect on the financial position or operations of the Company.

8. STOCK OPTIONS

  The Company has granted nonqualified stock options to a key officer to purchase an aggregate of 18,000 shares of Series C Common Stock at appraised values of either $60.63 or $82 per share, which management believes approximated market value at the grant dates. The options vest (i) 10,000 shares over a five-year period in accordance with the option agreement (at December 31, 1995, December 29, 1996, and December 28, 1997, options to purchase 7,600, 9,200 and 10,000 shares, respectively, were exercisable), and (ii) 4,000 shares at June 17, 1996, and 4,000 shares at December 17, 1998.

  Additionally, as of fiscal years December 31, 1995, December 29, 1996, and December 28, 1997, the Company has granted nonqualified stock options to key employees to purchase shares of Series C Common Stock. These options vest 20% per year commencing on each employee's employment anniversary date. Such options are canceled upon termination prior to vesting.

  A summary of the Company's stock option activity and related information for the following years follows:

                                             December 31, 1995     December 29, 1996     December 28, 1997
                                             -----------------     ------------------    -------------------
                                                      Weighted               Weighted              Weighted
                                                       Average                Average               Average
                                                      Exercise               Exercise              Exercise
                                             Shares     Price      Shares      Price     Shares      Price
                                             ------   --------     ------    --------    ------    ---------
 Options outstanding, beginning of
   year.................................     31,500     $72.60     41,500      $74.86    53,500      $73.32
 Options exercised......................        ---        ---        ---         ---       ---         ---
 Options granted........................     10,000      82.00     12,000       68.00       ---         ---
 Options forfeited/canceled.............        ---        ---        ---         ---     8,000       71.50
                                             -------               ------                ------
 Options outstanding, end of year.......     41,500      74.86     53,500       73.32    45,500       73.64

 Exercisable at end of year.............     19,386      72.60     27,282       72.90    32,300       72.31

                      Frame-n-Lens Optical, Inc.

  Exercise prices for options outstanding as of December 28, 1997, ranged from $60.63 to $82. The weighted-average remaining contractual life of those options is six years.

9. YEAR 2000 ISSUE -  UNAUDITED

  The Company has developed a plan to modify its information technology to be ready for the year 2000 and has begun converting critical data processing systems. The Company currently expects the project to be substantially complete by early 1999. The Company does not expect this project to have a significant effect on operations.

10. SUBSEQUENT EVENT

  On July 28, 1998, the Company was acquired by National Vision
Associates, Ltd. The transaction consisted of cash and the assumption of debt amounting to approximately $32.3 million. In connection with the acquisition, the Credit Facility was repaid.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


The following unaudited pro forma condensed consolidated financial data ("Pro Forma Financial Statements") as of July 4, 1998, for the year ended January 3, 1998 and for the six-month period ended July 4, 1998 have been derived by application of pro forma adjustments to the historical financial statements of National Vision Associates, Ltd. ("NVAL") and Frame-n-Lens Optical, Inc. ("Frame -n- Lens"). The unaudited pro forma condensed consolidated balance sheet has been prepared to give effect to the acquisition of Frame-n-Lens as if it occurred on July 4, 1998. The unaudited pro forma condensed consolidated statements of operations for the year ended January 3, 1998 and the six-month period ended July 4, 1998 have been presented to give effect to the acquisition of Frame-n-Lens as if it occurred at the beginning of the respective periods.

The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that NVAL believes are reasonable, including assumptions relating to the preliminary allocation of the consideration paid in connection with the acquisition of Frame-n-Lens to the respective assets and liabilities based on estimates of their respective fair values. The actual purchase price allocation may differ from that reflected in the Pro Forma Financial Statements.

The Pro Forma Financial Statements do not purport to represent what NVAL's results would have been if the acquisition of Frame-n-Lens had occurred on the date or for the periods indicated, or to project what the Company's results of operations or financial position for any future period or date will be. The Pro Forma Financial Statements should be read in conjunction with the Consolidated Financial Statements including the notes thereto contained in NVAL's Report on Form 10-K for fiscal 1997 and Reports on Form 10-Q for the first and second quarters of 1998.


                                 NATIONAL VISION ASSOCIATES, LTD. AND SUBSIDIARIES

                            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                  AS OF JULY 4, 1998
                                                                                    Acquisition
                                                        NVAL        Frame-n-Lens     Adjustments     Pro Forma
                                                        ----        ------------    ------------     ---------
                                                                       (Dollars in Thousands)
 ASSETS:
     Current assets:
        Cash and cash equivalents                      $ 2,364         $   284        $ (2,298)(a)(c) $     350
        Accounts receivable (net)                        8,028             465             (78)(a)        8,415
        Inventories (net)                               23,070           5,893            (425)(a)       28,538
        Other currents assets                            1,250           1,081              47 (a)        2,378
                                                       -------         -------        --------        ---------
          Total current assets                          34,712           7,723          (2,754)          39,681
     Net property and equipment                         43,365           6,614                           49,979
     Other assets and deferred costs (net)                 910             209                            1,119
     Intangible assets (net)                             5,499           9,750          25,961 (a)       41,210
                                                       -------         -------        --------        ---------
          Total assets                                 $84,486         $24,296        $ 23,207        $ 131,989
                                                       =======         =======        ========        =========
 LIABILITIES AND SHAREHOLDERS' EQUITY:
     Current liabilities:
        Accounts payable                                $7,371          $6,512        $                $ 13,883
        Accrued expenses and other current liabilities   9,637          10,750          (2,133)(a)       18,254
        Current portion of long-term debt                  483           6,570          23,011 (a)(c)    30,064
                                                       -------         -------        --------        ---------
          Total current liabilities                     17,491          23,832          20,878           62,201
     Revolving credit facility-long term                16,500                                           16,500
     Other long-term liabilities                                                         2,433 (a)        2,433
     Long-term notes payable, less current portion       3,889             360                            4,249
     Deferred income tax liabilities                     2,089                                            2,089
     Shareholders' equity:
        Preferred stock                                      0           3,899          (3,899)(b)            0
        Common stock                                       211           1,880          (1,880)(b)          211
     Additional paid-in capital                         46,591                                           46,591
     Redeemable warrants                                                   629            (629)(b)            0
     Retained earnings (deficit)                         1,788          (6,304)          6,304 (b)        1,788
     Cumulative foreign currency exchange rate
        translation                                     (4,073)                                          (4,073)
                                                       -------         -------        --------        ---------
          Total shareholders' equity                    44,517             104            (104)          44,517
                                                       -------         -------        --------        ---------
 Total liabilities and shareholders equity             $84,486         $24,296        $ 23,207         $131,989
                                                       =======         =======        ========        =========


           NATIONAL VISION ASSOCIATES, LTD. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA

                 CONDENSED CONSOLIDATED BALANCE SHEET

                        (Dollars in Thousands)

(a) The Pro Forma Financial Statements include information concerning the acquisition on July 28, 1998 of all the outstanding capital stock of Frame-n-Lens.

     Such acquisition is being accounted for as a purchase, with the excess of the purchase price over the fair value of the net assets acquired to be allocated to goodwill. Goodwill has been estimated to be $25,961 and will be amortized over 30 years. A summary of the purchase price and the related purchase allocation follows:

                       AGGREGATE PURCHASE PRICE

 Cash paid at closing                                                        $22,505
 Deferred amounts                                                              3,420 <F1>
 Financial, accounting, legal, and other direct acquisition costs              2,317
 Cash paid to existing creditors                                               6,376
                                                                             -------
                Aggregate purchase price                                     $34,618
                                                                             =======

<F1>  $2,920 of this amount represents a deferred
      purchase price obligation that is payable to the extent that the Company does not identify any unrecorded liabilities or contingency losses. If no amounts are identified, $3,664 will be payable to the existing shareholders in equal quarterly installments over six years. The discount of $744 is being amortized to interest expense over six years using the effective interest method.

               PRELIMINARY ALLOCATION OF PURCHASE PRICE

 Aggregate purchase price                                                    $34,618
 Less net book value of assets acquired                                       (6,480)
                                                                             -------
 Excess of cost over the net book value of assets acquired                    28,138
                                                                             -------
 Adjustments to record assets and liabilities at fair market value:
     Accounts receivable                                                          78
     Inventory                                                                   425
     Other assets                                                                (47)
     Accrued expenses and other accrued liabilities                           (2,633)
                                                                             -------
                  Total adjustments                                           (2,177)
                                                                             -------
 Goodwill                                                                    $25,961
                                                                             =======

The adjustments to record assets and liabilities at fair market value are tentative. The Company is continuing its review of assets, including the performance of physical inventories, to ascertain the appropriate fair market values.

(b)  Represents elimination of historical equity balances.
(c) NVAL drew an additional $28.9 million on its credit facility after July 4, 1998 to fund the acquisition of Frame-N-Lens.




                           NATIONAL VISION ASSOCIATES, LTD. AND SUBSIDIARIES

                                     UNAUDITED PRO FORMA CONDENSED

                                 CONSOLIDATED STATEMENT OF OPERATIONS

                                    FOR THE YEAR ENDED JANUARY 3, 1998

                                                                                   Acquisition
                                                   NVAL        Frame-n-Lens        Adjustments       Pro Forma
                                                 --------      ------------       ------------       ---------
                                                                      (Dollars in Thousands)
 Net sales                                       $186,354        $78,371           $                 $264,725
 Cost of goods sold                                86,363         28,632            7,137 (a)         121,266
                                                                                     (866)(b)
                                                 --------        -------           --------          --------
 Gross profit                                      99,991         49,739             (6,271)          143,459
 Selling, general, and administrative              89,156         49,783             (7,137)(a)       131,401
    expense                                                                          (1,266)(c)
                                                                                        865 (d)
                                                 --------        -------           --------          --------
 Operating income (loss)                           10,835            (44)             1,267            12,058
 Interest expense, net                              1,568            804               (505)(e)         2,090
                                                                                        223 (f)
 Other expense (income), net                          (14)                                                (14)
                                                  --------        -------           -------           --------
 Income (loss) before income taxes                  9,281           (848)             1,549             9,982
 Provision (benefit) for income taxes               3,708                               967(g)          4,675
                                                 --------        -------           --------          --------
 Net income (loss)                               $  5,573        $  (848)          $    582          $  5,307
                                                 ========        =======           ========          ========





                                      NATIONAL VISION ASSOCIATES, LTD. AND SUBSIDIARIES


                                                UNAUDITED PRO FORMA CONDENSED

                                            CONSOLIDATED STATEMENT OF OPERATIONS

                                            FOR THE SIX MONTHS ENDED JULY 4, 1998

                                                                                  Acquisition
                                                 NVAL         Frame-n-Lens         Adjustments       Pro Forma
                                               --------       ------------        ------------       ---------
                                                                    (Dollars in Thousands)
 Net sales                                     $105,445          $38,890           $                 $144,335
 Cost of goods sold                              48,355           13,837              3,839 (a)        65,533
                                                                                       (498)(b)
                                               --------          -------           --------          --------
 Gross profit                                    57,090           25,053             (3,341)           78,802
 Selling, general and administrative             48,813           26,336             (3,839)(a)        71,112
    expense                                                                            (661)(c)
                                                                                        433 (d)
                                               --------          -------           --------          --------
 Operating income (loss)                          8,247           (1,283)               726             7,690
 Interest expense (income), net                     518              465               (307)(e)           791
                                                                                        115(f)
 Other expense (income), net                         (6)                                                   (6)
                                               --------          -------           --------          --------
 Income (loss) before income taxes                7,735           (1,748)               918             6,905
 Provision (benefit) for income taxes             3,140              (31)               540(g)          3,649
                                               --------          -------           --------          --------
 Net income (loss)                             $  4,595          $(1,717)          $    378          $  3,256
                                               ========          =======           ========          ========

           NATIONAL VISION ASSOCIATES, LTD. AND SUBSIDIARIES


                NOTES TO UNAUDITED PRO FORMA CONDENSED

                 CONSOLIDATED STATEMENTS OF OPERATIONS

                        (Dollars in Thousands)


(a) Primarily represents the reclassification of other miscellaneous store expense to conform with NVAL's historical presentation.

                                              Year Ended              Six Months Ended
                                            January 3, 1998             July 4, 1998
                                            ---------------           ----------------
 Cost of goods sold                             $ 7,137                  $ 3,839
 Selling, general, and administrative            (7,137)                  (3,839)

(b) In connection with the acquisition of Frame-n-Lens, NVAL will consolidate certain manufacturing facilities into the Frame-n-Lens operations located in Fullerton, California. Amounts shown below represent the savings for payroll-related costs and reduced occupancy expense for the applicable periods:

               Year Ended                              Six Months Ended
             January 3, 1998                             July 4, 1998
             ---------------                           ----------------

                  $866                                       $498

(c) In connection with the acquisition of Frame-n-Lens, NVAL will (i) substantially reduce the number of employees at the home office of Frame-n-Lens and (ii) consolidate operations with NVAL's home office in Lawrenceville, Georgia. Amounts shown below represent the savings resulting from the elimination of duplicative expenses for the applicable periods:

               Year Ended                              Six Months Ended
             January 3, 1998                             July 4, 1998
             ---------------                           ----------------

                  $1,266                                      $661

(d)  Reflects additional amortization of goodwill over 30 years.

(e) Reflects elimination of interest expense of debt repaid upon the acquisition of Frame-n-Lens.

(f) Reflects amortization of the discount on deferred purchase price obligation.

(g) Reflects the net additional income tax expense as a result of the acquisition adjustments at an effective rate of 40%.



                          PRELIMINARY & TENTATIVE

     (c) Exhibits

     Exhibit
     Number
     ----------

     10.56* Stock Purchase Agreement dated as of June 9, 1998 by and among Frame-n-Lens Optical, Inc., the Company, and the sellers named therein.

     23.1**         Consent of Ernst & Young LLP


*Incorporated by reference to the Company's Form 10-Q for the quarterly period ended July 4, 1998.

**  Filed herewith.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            NATIONAL VISION ASSOCIATES, LTD.



                            BY: /s/ Angus C. Morrison
                                 Angus C. Morrison
                                 Senior Vice President, Chief Financial Officer and Treasurer

                              Dated:  October 12, 1998

                     Exhibit Index

Exhibit No.           Description
-----------           -----------

23.1                   Consent of Ernst & Young LLP